EXHIBIT 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Barnes Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1- Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	3,713,771 (2)	$41.13	$152,747,401	0.00011020	$16,832.76
Total Offering Amounts					$152,747,401		$16,832.76
Total Fee Offsets
Net Fee Due							$16,832.76

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2) Represents the number of shares of the Registrant’s common stock reserved for issuance under the 2023 Barnes Group Inc. Stock and Incentive Award Plan.
(3) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on May 4, 2023.